EXHIBIT 99.1

Press Release	Source: Advaxis, Inc.

Advaxis, Inc. Release of Clinical GMP Materials for Phase I/II in Cervical cancer

Monday Aug 8, 2005 11:00 AM ET

PRINCETON, NJ--(BUSINESS WIRE)—August 8, 2005--Advaxis, Inc. (OTCBB: ADXS - News), ("Company" or "Advaxis"), today announced that its GMP clinical materials has passed quality control release and is available for use in Advaxis’ Phase I/II clinical trial of Lovaxin C in advance cervical cancer patients. This first in man study will be the first time a live Listeria vaccine is used as a therapeutic agent in cancer. 20 patients receiving one of 4 different doses will be assessed for safety and tolerance. Efficacy of Lovaxin C will be assessed across various parameters including tumor measurements, RECIST scores, and immunologic responsiveness.

The manufacturing process, which is a fermentation of Advaxis’ live Listeria construct, generated sufficient material to provide enough doses to support the Lovaxin C clinical program in Cervical and Head & Neck cancers through Phase I and Phase II, and possibly into Phase III. The manufacturing process development resulted in additional intellectual property which provides Advaxis with protection of its proprietary manufacturing processes that do not use any animal derived components. The methods and materials used provide a well defined regulatory pathway and method of producing Lovaxin C which will greatly facilitate regulatory review.

J. Todd Derbin, President and CEO said: “We are very pleased with the completion and availability of our GMP material. The successful completion of this work has resulted in a projected low cost per dose on a scaled up basis, which compares very favorably with the cost per dose of competing live vaccine products”.

About Advaxis:

Advaxis is based in Princeton, New Jersey. Advaxis focuses on commercializing the innovative vaccine technology developed by Dr. Yvonne Paterson in the Department of Microbiology at the University of Pennsylvania. Advaxis is developing therapeutic cancer vaccines that enhance the immune system's cancer-fighting abilities. Advaxis, through its proprietary Listeria Monocytogenes based system, is utilizing two immunological mechanisms (Innate and Classical Immunity) to develop safer and more effective cancer vaccines. Advaxis is the exclusive licensee of a patented broadly enabling innate immunity platform technology, which is based on the usage of the attenuated bacteria Listeria Monocytogenes, that, when combined with classical antibody and cellular immune mechanisms, can elicit more effective anti-tumor responses. Advaxis' lead vaccine candidate, Lovaxin C, targets cervical and head and neck cancers. Further vaccines in development target breast, ovarian and lung cancers.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contact:
Advaxis, Inc.
J. Todd Derbin, 609-895-7150
derbin@advaxis.com

or

Strategic Growth International
Investor Relations:
Jennifer K. Zimmons, Ph.D.,212-838-1444
jzimmons@sgi-ir.com